MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

MET-PRO CORPORATION

Moderator: Kevin Bittle
December 2, 2010
10:00 a.m. CT

Operator:
Good morning, my name is (Debbie), and I'll be your conference operator today.  At this time, I would like to welcome everyone to the Met-Pro third quarter results conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker's remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.  Mr. Kevin Bittle, Manager of Creative Services, please go ahead.

Kevin Bittle:
Good morning, and welcome to Met-Pro Corporation's earnings conference call for the third quarter of our fiscal year 2011, which ended October 31st, 2010.  My name's Kevin Bittle, and I'm with the company's creative services department.

With me on our call this morning are Ray De Hont, our Chairman, Chief Executive Officer and President; and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

Before we begin, I'd like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our Annual Report for the fiscal year ended January 31st, 2010 that was filed with the SEC for important factors that, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

And with that, I will now turn the call over to Ray – Ray?

Ray De Hont:	Thank you, Kevin. Good morning, everyone, and welcome, again, from Harleysville, Pennsylvania.

Early this morning, we released our financial results for the third quarter.  I hope all of you have had the opportunity to review them.  In a moment, Gary Morgan will provide more specific comments on the quarter's financial results, but first, I'd like to offer my perspective on our performance.

During the third quarter, we were able to grow both net sales and net income when compared with the third quarter of last year.  We were also able to achieve solid results in all our key metrics, including new order bookings, gross margins, operating margins and cash flow.  In fact, third quarter net income and earnings per share were up significantly compared with the year ago quarter.  This is the third straight quarter where net income and earnings per share were up significantly compared with the year ago quarter.

Many factors contributed to the significant earnings improvement for the quarter – current quarter, including gradual improvement in global economic conditions, the company's lean enterprise initiative, emerging market growth, and better product mix resulting from a higher proportion of fluid handling technology sales.

As a result, both gross margins and operating margins were up significant when compared with the prior year.

New order bookings for the third quarter were the best new order bookings total this fiscal year.  We booked the single largest pump order in the company's history, and ended the quarter with a backlog that was 12 percent higher than the same time a year ago.  Quotation activity remains strong, as we continue to execute our strategy to create new opportunities in key niche markets.

During the third quarter, the company continued to generate strong cash flows from operating activities, which allowed us to increase our dividend and

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

further invest in our business by acquiring substantially all the assets, including the patents and technology of Bio-Reaction Industry, LLC, a pioneer in environmentally friendly air pollution control systems for the elimination of volatile organic compounds, hazardous air pollutants and odors.

Their technology is a nice compliment to our existing pollution control technologies, enabling us to bring new organic solutions to our existing customer base.  In addition, Bio-Reaction Industries has numerous relationships within their core markets of municipal, paints and coatings, wood products, building materials and chemical processing industries.  These existing relationships create opportunities to introduce additional Met-Pro solutions to their customers.  With one of the industry's broadest product portfolios, we now offer our total air solutions value proposition to a broader market in many industries.

As anticipated, the recovery in our markets continues to be very measured in its pace, and in certain areas such as large projects, the recovery has been choppy.  The results we have achieved can be attributed to our disciplined strategy to efficiently produce and deliver high-quality products that provide compelling value to our customers, which we believe builds value to the – in the company for our shareholders.  By all measures, the third quarter was another very solid quarter upon which we can further build.

I would now like to ask Gary Morgan to review our recent financial performance in more detail, after which I will provide some concluding remarks before we take your questions – Gary?

Gary Morgan:	Thank you, Ray.

Met-Pro reported fiscal year 2011 third quarter net sales of $21.4 million, up eight percent from last year's third quarter.  Net sales in our product recovery and pollution control technologies reporting segment for the quarter were $9.2 million, up two percent from the third quarter a year ago, primarily due to higher sales in our Strobic Air business unit.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

Although sales growth in the quarter is off the pace achieved in the first half of the year, the timing of product recovery and pollution control technologies peak sales has historically been uneven.

Net sales at our fluid handling technologies reporting segment were $7 million, up 22 percent compared with the third quarter a year ago, representing a significant acceleration of growth relative to the first two quarters.  This increase in net sales also drove a near doubling in operating income in the quarter for this operating segment.  As Ray reported, this segment also booked its largest single order in its history this quarter, and all of our pump lines are performing extremely well relative to the prior year.

Net sales in our filtration and purification technologies segment were $2.7 million, up six percent compared with the third quarter of last year, where demand increase for our Keystone filter business unit products.  Demand for our Pristine Water Solution chemical products, which are also included in this segment, has not yet rebounded.

Net sales in our Mefiag filtration technology reporting segment were essentially unchanged during the third quarter.  But due to the good growth experienced by Mefiag over the prior year, sales are still at substantially better levels than that of the past year.

For the third quarter, we reported consolidated gross margins of 36.4 percent, up from 33.7 percent in the third quarter of last year.  Except for a slight decrease in our product recovery and pollution control technologies reporting segment, gross margins were off in all business segments.

Combined selling, general and administrative expenses for the quarter were $5.6 million, up 9.2 percent from the $5.1 million a year ago.  All of the increase was in the selling expense, which were up 20.4 percent due to higher payroll and related payroll benefit expenses.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

More importantly, controllable general and administrative expenses were actually slightly lower on an absolute basis, and fell to just 12.9 percent of net sales from a 14 percent of net sales a year ago.

Higher gross margins and tight control of discretionary spending helped improve operating margins.  For the third quarter, the operating margin was 10.2 percent of net sales, compared with 7.8 percent of net sales in the same quarter of last year.

For the quarter, we reported net income of $1.4 million, or 10 cents per diluted share, representing increases of 38 percent and 43 percent, respectively from a year ago.

Cash flows from operating activities for the quarter amounted to $2.8 million, compared with $4.7 million of operating cash flows in last year's third quarter, which virtually all of the change is attributable to decreases in working capital achieved last year.

Met-Pro's balance sheet remains strong, with cash on hand at the end of the quarter of $34.2 million, or $2.32 per diluted share, which is only marginally below the record levels of cash in July.  We kept cash near record levels while using almost $1 million in the quarter to acquire the assets of Bio-Reaction Industries.

Year-to-date, net sales were $65.1 million, up eight percent from the first three quarters of last year.  The gross margin percent for the first nine months of the year was 36.3 percent, up from 34.5 percent for the same period last year.

Total selling, general and administrative expenses for the first nine months were $17 million, up 6.3 percent from the $16 million in the first nine months of last year.  Like in the quarter, the increase was related to higher payroll and payroll benefit expenses.

The operating margin for the first nine months was 10.1 percent of net sales, up from 7.9 percent of net sales last year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

Net income for the first nine months of the year was $4.4 million, up 39 percent from the 3.2 million for the same period last year.  While our earnings per share were up 36 percent to 30 cents per diluted share, compared with 22 cents per diluted share in the first three quarters of last year.

In summing up the quarter, net sales, earnings and cash flow for the third quarter reflect continued steady growth and improved leverage.  We continue to use our cash flow to invest in the company as evidenced by the completed acquisition of Bio-Reaction Industries, while still rewarding our shareholders with a 10 percent increase in our dividend.

Thank you, and I would now like to turn the call back to Ray.

Ray De Hont:	Thank you, Gary.

Just a few concluding thoughts before we open the call to your questions.  The third quarter represents another quarter of progress for Met-Pro, as we continue to grow in the midst of still challenging market conditions.  Revenues for both the quarter and first nine months of the year advanced eight percent, while backlog is up 12 percent, and bookings for the year are up nine percent.

But we're also continuing to change the game.  In September, we brought together key members of our sales management team and business managers for a global meeting to reinforce our strategy to create growth opportunities rather than chase opportunities only after they appear in the open market.  To achieve this vision, we've embarked on a strategy to add and locate Met-Pro business development employees in key geographic markets around the world, where we believe we have outstanding growth opportunities.

Our intention is to better understand the buying needs and methods within those growth markets, and the potential of our solutions and products to meet those needs.  The progress to date is encouraging, and we are optimistic that this effort will yield improving results, especially as the global economy recovers.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

The company will continue to use its cash flow for potential acquisitions, capital projects, research and development and dividends.  I am also pleased that on October 20th, our board of directors declared a 10 percent increase in our quarterly dividend to 6.6 cents per share, payable December 17th, 2010 to shareholders of record at the close of business on December 3rd, 2010.  This is the thirty-sixth consecutive year Met-Pro has paid either a cash or stock dividend.

Over the long term, we are confident that Met-Pro Corporation is well positioned to capitalize on the very powerful trends toward global environmental stewardship, energy efficiency and process improvement.  I'd like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I'd also like to thank all of you for your participation in today's call.  I'll now turn the call back to Kevin Bittle – Kevin?

Kevin Bittle:	Thank you, Ray. At this time, we would welcome any questions you may have. I'd like to ask our operator, (Debbie), to provide instructions for this portion of the call.

Operator:	Great, Thank you. As a reminder, to ask a question, please press star one on your telephone keypad.

Your first question comes from the line of (Michael Gagler).

(Michael Gagler):	Good morning, Gary.

Gary Morgan:	Good morning, (Michael).

Ray De Hont:	Good morning, (Michael).

(Michael Gagler):
Hi.  Taking a look at the trends and the new orders in the backlogs you know I'm wondering what our capacity utilization is like these days.  And I ask the question, because I know you've done some trimming here and there over the last two years, and I think previously your all time high in sales was somewhere around 110 million range.

Ray De Hont:	A hundred and six to be exact.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

(Michael Gagler):	OK. And I'm just wondering where you are on the – on the utilization curve, and at what point you might run into capacity constraints.

Ray De Hont:
Well one thing we won't run into is capacity constraints, (Michael).  As far as when you look at our business, about 50 percent of it is manufactured inside as far as our products, another 50 percent outside to basically job shopped out to fabricators and suppliers.

The other thing is that when you look at what we're currently running, we're currently running single shifts at our facilities where we do manufacture.  So we have the capacity to increase the number of shifts, we also have the capacity to ramp up very quickly globally as far as our suppliers.  So capacity won't be a problem.

(Michael Gagler):
OK.  And then just as a – as a follow-up, what areas are you most interested in these days, where do you – where do you see the opportunities across – you’ve got a pretty varied line of end markets to chase business.

Ray De Hont:	Are you talking end markets, or geographic, (Michael)?

(Michael Gagler):	End markets.

Ray De Hont:
The end markets, we're seeing a lot of activity on the environmental side, let's say as far as laboratory fume hood exhaust systems, a lot of activity, a lot of big potential projects out there that we've talked about even before.  When you look at the air side, there's some good opportunities there too as far as, for instance, when you have the solar panel manufacturing, you see a lot of activity right now with solar panels.  And what we're looking at there is the potential where we could supply our air pollution control equipment on that particular marketplace.

We're seeing some things actually in the printing industry, believe it or not, that's been an industry that's really been decimated over the years.  But through our Keystone division, we've developed a product line that allows them to recycle their fluids, and we're now seeing some buying activity there that could result in significant improvement there.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

If you go through the rest of the company as far as where we now have a complete full line of biological type scrubbing capability, whereas before we had a piece of it.  That's going to bring some interesting opportunities for us in markets where we were never really a player, and that's because of the Bio-Reactions acquisition, but also in the markets where we have been a leader, where we now – we have more arrows in our quiver.

And then the pump business, pump business has been moving right along, we got our largest order in history, $3.7 million, that's double any size order we ever got.  Good margins, we were not the low price supplier on that, and that goes to us being a niche oriented supplier where we focus and we're able to many times demand a premium.  So it's across all avenues that we see some very good activity, we're seeing good growth in our Chinese operation as far as the metal finishing and plating, we have some things in place to even drive that further.  Our Mefiag business in Europe has improved.

So as the economy's growing, (Michael), a lot of our business, the metal finishing and plating end's growing, the air pollution control.  Going forward to next year, you're looking at a big jump in industrial size boiler pollution control.  This December, there's – the government is supposed to enact some new standards, and that's going to require pollution control equipment on industrial boilers, which we can supply.  And another area would be in particulate.  I read an article this week where they're now saying that particulate in the (PM) – between the (PM) 10 and (PM) 2.5 range can actually cause diabetes.  So there's going to be a lot of emphasis on particulate collection as far as cleaning the air of particulate, and we're a big supplier there.  So we've got a lot of opportunities there.

(Michael Gagler):	All right, guys, I'll let somebody else ask some questions. Congrats on a nice quarter.

Ray De Hont:	Thank you, (Michael).

Gary Morgan:	Thank you.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

Operator:	Your next question comes from the line of (William Bremmer).

(William Bremmer):	Good morning, Ray, good morning, Gary.

Gary Morgan:	Good morning.

Ray De Hont:	Good morning.

Gary Morgan:	Good morning, (William).

(William Bremmer):
I was wondering if you could give us a little insight in terms of the product recovery unit you know a little bit weaker than what I was expected for the quarter.  How is it looking as we were in and approaching the fourth quarter here?

Ray De Hont:
Well one of the things that didn’t happen this quarter was that some of the projects we had anticipated actually closing didn’t happen, and we didn’t lose them, I want to make that clear, it's just that they did not happen, there's – I've said this before, there's a lot more dotting the I, crossing the Ts from our customers where they have to go through an approval process that's much more stringent than they did in the past.

Now the good news is that we've talked to a lot of people, we've had our people out in the field on these projects, face-to-face with many of the players that are involved with the projects.  And what we're hearing is that there's a high probability that a number of these projects will go in the fourth quarter.  I can't guarantee it, an order's not an order until you get it, but the probability right now that we're hearing from our customers is quite high, and that's in the (PRPC) area, there's numerous products, and the – if we could get those products in the door – those projects in the door, we'll have a nice backlog going into the new year.

(William Bremmer):	And can you comment, Ray, a little bit on the pricing of the bidding, as well as the pricing that's currently in backlog?

Ray De Hont:	It varies – it varies from job to job, (William). We do a lot as far as understanding who the customer is, who we're up against, is there an incumbent, and that all plays into what you need to quote.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

The quotes that we have out, or the margins that we have out there I think are good, the backlog.  We have some projects that we're quoting very good margins on, other ones that are maybe lower margins.  It's just not one trend or the other.  The one thing we've got to keep an eye on is commodities you know the commodities when you look at it, you’ve seen copper go up, that's been offset a little bit by carbon (steel though), we've seen stainless steel go up.  So we're watching that, and even with these commodity increases, we've been able to still grow our gross margin percentage.

And so we have a game plan, and we're going to follow that game plan.

(William Bremmer):	Do your contracts have escalators built in?

Ray De Hont:	Where they're longer-term, yes.

(William Bremmer):	OK. And one for you, Gary. In terms of the new strategy of imbedding more Met-Pro groundwork is in key geographic regions, how should we be looking at the expense side going forward here?

Gary Morgan:
The selling expense went up in the – in the third quarter, (Bill), as I mentioned.  And we expect that – the be – I would basically model that going out at the same level of selling expenses in the third quarter.  We have added, as Ray mentioned, we added a person in South America, we're adding a person in – we added a person in Southeast Asia, we're also took on the employees of Bio-Reaction, which is not going to contribute into the sales until the next year, so based upon that analysis, I would probably use the same level of sales expenses you had in the third quarter.

(William Bremmer):
OK, and then finally on the operating income, that really dropped dramatically sequentially here.  Can you comment on what you're receiving?  I mean I know the basis point, and there's not much return on cash right now.  But what shall we be looking for there?

Gary Morgan:
Yes, the operating went from 10.8 percent in the second quarter to 10.2 percent in the third quarter, it went down slightly.  But I would – I would say that you can't tell quarter by quarter, (William), because of the product mix, and the amount of fluid handling sales versus product recovery sales, and then the mix within those components.

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

I would say that we – you should – we don’t give forecasts looking out, but I – it should trend upwards.

(William Bremmer):	Maybe I misspoke; I was talking about other income.

Gary Morgan:	Oh, other income, OK.

(William Bremmer):	Right.

Gary Morgan:	That's a little more clear. What happened in the third quarter in other income, (Michael), is that – I mean (William) – is we had a currency loss of $40,000.

(William Bremmer):	OK.

Gary Morgan:	So that's not going to reoccur.

(William Bremmer):	OK. And tax rate going forward?

Gary Morgan:
Tax rate going forward, right now I would model it at 34 percent, but depending upon what they do with the new tax rules, which are going to be in the next 30 days, we're not sure at this point if the research and development tax credit is going to be approved or not approved.

(William Bremmer):	Right. OK, gentlemen, I appreciate the time.

Gary Morgan:	Thank you.

Ray De Hont:	Thank you.

Operator:	To ask an audio question, please press star one at this time.

Your next question comes from the line of (Jinmig Blue).

(Jinmig Blue):	Good morning, gentlemen.

Ray De Hont:	Good morning.

Gary Morgan:	Good morning, (Jin).

(Jinmig Blue):	Hey, just a quick follow-up there. You know the commodity price is increasing, you already mentioned that you guys saw some increase in the

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

steel price. In the contracts you have, do you have a pass through structuring there, or are you just big supplies contract?

Ray De Hont:
No, we do have – I think (William) asked that question also, is that we do have an escalator – escalation for escalating of costs.  So we do build that in when there's a longer-term contract, we will build that in, and if the costs go up, the customer does have to pay for the additional costs.

(Jinmig Blue):	But for short-term contracts to break down ...

Ray De Hont:
The short-term contracts were pretty well covered on those, we can turn them around very quickly.  And when we're putting the quotes together, we're already out there negotiating with the vendors, and know what the pricing will be, and we're locked in on pricing for that short-term turnaround, and this way we're protected.

(Jinmig Blue):
OK, good.  I'm looking at your new order booking numbers.  This period last year also saw very good bookings, and a – but so far this year for the first two quarters our book to bill ratio is – was at one you know.  I was wondering, what kind of growth we should expect from those numbers.

Ray De Hont:
Well as far as when – you all know, everybody on the phone knows we don’t give guidance as far as whether it be growth in sales, or bookings, whatever.  I will say this though, as I mentioned to both (Michael) and (William), that we have a pipeline of large projects out there that we feel it's not a matter of if, it's when we'll get them, and they're – good margins on that – on that backlog.

Also, we have a continuing quotation activity that is very high, which is building the pipeline even further.  And that's not just on large projects, but everyday business.  So the bottom line is that we feel that we have strong opportunities out there for the future.

(Jinmig Blue):
OK, good.  Switching to acquisitions, the Bio-Reaction acquisition was a very good start.  Can you comment on your pipeline of acquisitions?  I'm not looking for a – exactly which company you are going to acquire, but just how many targets you guys are looking at, what size – what the size ...

MET-PRO CORPORATION
Moderator: Kevin Bittle
12-02-10/10:00 a.m. CT
Confirmation # 23944290

Ray De Hont:
I'd say right now, we have about five of them I would say are ones that reasonably we would have a – an opportunity to close if we find that they're everything that they're cracked up to be.  We're talking to a lot of people, we're talking to people that deal with some bigger companies that maybe want to divest themselves of some of their smaller business, or what we call other businesses.  And I was just out in San Francisco, flew back yesterday, and talking to some people about potential acquisition opportunities, we've had numerous opportunities during the last couple of months even.

And with various types of investment banking type firms and so forth that had these opportunities come across their desk on a regular basis.  So I'd say there's about five of them, there's some on the air side, there's some on the fluid handling side, and even on the filtration purification side.  So there's a spattering of them throughout there.

And the size, I'd say it ranges from about 15 million to – in revenues to about I'd say 40 million.

(Jinmig Blue):	That's – those are very good numbers. All right, thanks a lot.

Ray De Hont:	You're welcome.

Operator:	I would now like to turn the call over to Mr. Raymond De Hont for closing remarks.

Ray De Hont:
Thank you, (Debbie).  Once again, thank you for joining us this morning, we hope we have been able to provide you with a useful update on Met-Pro's progress and performance.  But if you should have any further questions, please feel free to contact either me or Gary.  Have a great day, everyone.  Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END